Exhibit 99.1

Contact:	Thomas W. Campo
(212) 887-6827
tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS

NEW YORK, N.Y., July 30, 2003 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced second quarter earnings of $0.29 per diluted share, compared to $0.33 per diluted share in the second quarter of 2002. The decline in earnings primarily reflects the normal off-cycle comparison to political advertising revenues recorded in the second quarter of 2002. Second-quarter results were also affected by continued economic weakness nationally and, regionally, in certain of the Company’s larger markets.

Net revenues for the quarter ended June 30, 2003 of $179.6 million declined 1.5%, from $182.3 million in the second quarter of 2002. Operating income for the quarter of $64.7 million declined from $73.0 million in the year-ago quarter. Income applicable to common stockholders of $27.0 million decreased from $30.4 million in the second quarter of 2002.

Six Month Results

For the six months ended June 30, 2003, earnings per diluted share of $0.40 decreased from $0.48 per diluted share in the 2002 period. Revenues for the six months of $328.9 million decreased from $337.2 million in the first six months of 2002. Operating income of $102.2 million declined from $119.4 million in the comparable period of 2002. Income applicable to common stockholders of $36.7 million decreased from $44.4 million in the six months of 2002.

As in the second quarter, comparisons for the six month period were impacted by the normal relative absence of political advertising in an odd-year period; additionally affecting comparisons were the Winter Olympics advertising generated on the Company’s NBC stations in the second quarter of 2002, and the impact on advertiser activity of the Iraq war.

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Hearst-Argyle Second Quarter 2003…2

“A number of key advertising categories grew modestly in the second quarter, though not quite enough to offset last year’s significant political component,” said David J. Barrett, Hearst-Argyle Television, Inc. president and chief executive officer. “It is evident that the economic recovery is slower and more uneven than anticipated, but we are seeing some positive growth indicators that are encouraging.

“Looking forward, we will benefit from the second-half political spending for the Iowa caucuses and the New Hampshire primary, both of which will occur early in 2004. And the recent news about California’s gubernatorial recall vote may generate unexpected political revenues for our California stations, KCRA/KQCA, Sacramento, and KSBW, Monterey, helping to offset a portion of the $60 million political advertising component which benefited us in last year’s second half.

“Cost containment continues to be a high priority for our stations,” Barrett continued, “and our operators are doing an effective job in managing local market expenses, as reflected by our strong operating margins.”

Revenues

Second-Quarter 2003

Second quarter 2003 revenues included approximately $2.7 million of political advertising, compared to approximately $8.1 million of political advertising in the second quarter of 2002. “Adjusting for the portion of second-quarter political advertising we estimate to be incremental to core advertising, our second-quarter results would have been essentially flat,” Barrett noted.

By network affiliation, second-quarter net revenues for the Company’s owned ABC stations were impacted by that network’s underperformance in primetime ratings, declining approximately 4.7% for the quarter compared to the second quarter of 2002. The Company’s NBC stations were flat compared to the second quarter of 2002. CBS station revenues increased approximately 7.9%, and the Company’s Sacramento WB station achieved revenue growth of 8.4%. “As the largest ABC affiliate group owner, our Company is positioned to capitalize on any sustained improvement in ABC’s primetime ratings, which hopefully may occur this fall,” Barrett noted.

First-Half 2003

First half revenue comparisons reflected the February 2002 Winter Olympics and record political advertising, together totaling approximately $28 million in revenues. “We estimate approximately $14 million of these revenues to have been incremental to the 2002 six-month revenue total,” Barrett noted. “Adjusting for these cyclical incremental revenues, and for the effects of the Iraq war, our core revenues would be up by approximately 3% for the first half of this year.”

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Hearst-Argyle Second Quarter 2003…3

Advertiser spending growth in the second quarter and first half of 2003 came from financial services, corporate packaged goods, foreign auto, furniture/housewares, telecommunications, attractions and, to a modest extent, domestic auto, retail and movies.

Expenses

Salaries, benefits and other operating costs were $81.0 million for the quarter and $160.9 million for the six months, compared to $79.8 million and $159.1 million, respectively, in the comparable periods in the prior year. The increases were largely attributable to previously disclosed increases in the costs of insurance and benefits programs.

Amortization of program rights was $15.8 million for the quarter and $31.9 million for the six months, compared to $14.7 million and $29.6 million, respectively, in the second quarter and six months of 2002. Program amortization increases were primarily attributable to previously disclosed strategic program rights acquisitions for three of the Company’s stations.

Depreciation and amortization was $13.1 million for the quarter and $24.1 million for the six months, compared to $10.5 million and $20.9 million, respectively, in the second quarter and six months of 2002. The increase was primarily due to the recording of accelerated depreciation on certain property, plant and equipment.

Corporate, general and administrative expenses were $4.9 million in the quarter and $9.8 million in the six months, compared to $4.4 million and $8.2 million, respectively, in the second quarter and six months of 2002. The increase was primarily due to higher public-company expenses including legal and audit fees associated with the implementation of new SEC and NYSE rules.

For the quarter and six months, the Company’s capital expenditures were $8.5 million and $14.6 million, respectively, compared to $7.2 million and $13.1 million in the comparable periods in 2002. Approximately $3 million of the six-months total was for the Company’s digital television (DTV) build-outs, which are scheduled to be completed in 2004.

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Hearst-Argyle Third Quarter 2003…4

Improving Liquidity and Financial Flexibility

“Despite the cyclically lower revenues for the quarter, we continued to improve our balance sheet significantly,” said Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer. “After payment of interest, taxes, dividends and capital expenditures, we were able to fund approximately $48 million of long-term debt reductions during the first half, eliminating all but $43 million of the balance outstanding on our $750 million credit facility and leaving less than 5% of our debt due before 2006.

“With a solid balance sheet,” Hawks noted, “we’re favorably positioned to capitalize on market opportunities, while being able to make ongoing investments in our stations’ competitive positions, both of which we believe are strategic keys to long-term success in our industry.”

At June 30, 2003, the Company’s total long-term debt was approximately $882.5 million; long-term debt net of cash was approximately $875.4 million. The Company’s leverage ratio, defined as total debt-to-trailing 12 months’ operating cash flow, was 3.1 times.

Moody’s Investor Services, Standard & Poor’s and Fitch Ratings rate Hearst-Argyle Television’s public debt as investment-grade; the Moody’s rating is Baa3; the S&P and Fitch ratings are BBB-. Hearst-Argyle Television remains the only investment-grade “pure-play” owner of television stations.

Hearst-Argyle Stations Continue to Outperform Network Ratings

In the important May “sweeps” ratings period, the Company’s ABC affiliates outperformed, or “overindexed,” ABC’s national primetime rating by an average 12% in overall household ratings and an average 21% in the important adults 18-49 age demographic. KMBC-TV, Kansas City, was ABC’s highest-rated affiliate in prime time, and WTAE-TV, Pittsburgh, was ranked #3. The Company’s NBC affiliates overindexed NBC by 9% in households and 18% in adults 18-49; its CBS affiliates overindexed CBS by 43% in households and 84% in adults 18-49; and its WB affiliate, part of a “duopoly” in Sacramento, CA, more than doubled WB’s household and adults 18-49 ratings.

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Hearst-Argyle Second Quarter 2003…5

Local News Excellence

“Success and excellence in local news delivery is the signature of our Company,” Barrett noted. “We are proud of the recent recognition of our stations including National Association of Broadcasters Service to America honors to WGAL-TV, Lancaster-Harrisburg, PA, KCRA, Sacramento, WBAL-TV, Baltimore, and WCVB-TV, Boston, as well as a national primetime EMMY nomination for WCVB-TV, numerous regional EMMYs for KOAT-TV, Albuquerque, and WYFF-TV, Greenville, S.C. and an AP honor as South Carolina’s ‘News Station of the Year’ for WYFF. Our stations’ commitment to localism and community service are key components of our viewer and advertiser relationships.”

Internet Partnership with IBS Continues to Grow

“We’re pleased to note that the operating and financial performance of Internet Broadcasting Systems (IBS), our local Website partner, as reported in our Equity of affiliates line, has continued to show improvement this quarter,” Barrett said. “This reflects continuing improvements in the profitability of the local Hearst-Argyle Television station Web sites, a cornerstone of the IBS ‘network’ of sites, which continue to realize significant growth in unique visitors, pageviews and advertiser interest.”

In the May Nielsen NetRatings ranking of top news Websites, the IBS network ranked #4 with 7.9 million unique visitors, narrowly behind NYTimes.com.

3rd Quarter 2003 Outlook

The Company’s outlook for the quarter is subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

“The record third-quarter 2002 political advertising revenues of more than $21 million make third-quarter 2003 comparisons difficult, and our fourth quarter 2003 will reflect a comparison against $39 million of political advertising received in last year’s fourth quarter,” Hawks noted.

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Hearst-Argyle Second Quarter 2003…6

The Company updated its previously given 2003 full-year expense guidance:

•	Salaries, benefits and other operating costs are expected to be approximately flat compared to 2002;

•	Amortization of program rights is projected to increase approximately 4% for the year;

•	Corporate general and administrative expense is projected to be approximately flat;

•	Depreciation and amortization is expected to total approximately $47 million;

•	Interest expense, net, is projected to be approximately $70 million;

•	The quarterly dividend payment related to the Company’s private placement of Redeemable Convertible Preferred Securities is expected to continue to be $3.75 million, for an annualized total of $15 million;

•	The Company’s effective tax rate is projected to be approximately 38%;

•	Equity in income (loss) of affiliates is currently anticipated to be modestly positive; and

•	Capital expenditures for 2003 are projected to be approximately $30 million, of which approximately $5 million is projected to be for digital (DTV) build-outs, $15 million for maintenance, and $10 million for special projects expenditures.

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this press release and accompanying income statement, please see the reconciliation table at the end of this press release. An updated reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

2nd-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m. eastern time today. Senior management will discuss the financial results and respond to questions. A live audio Web cast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Web cast will subsequently be archived on the site. The conference call number is (888) 810-4704 for domestic calls and (706) 634-0199 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through midday, August 6 at (800) 642-1687 or (706) 645-9291 (international) by entering the ID # 986588.

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Hearst-Argyle Second Quarter 2003…7

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.7% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional 12th ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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Hearst-Argyle Second Quarter 2003…8

HEARST - ARGYLE TELEVISION ,INC .

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003(1)	2002(1)	2003(1)	2002(1)
	(In thousands, except per share data)		(In thousands, except per share data)

Total revenues	$179,605	$182,303	$328,881	$337,225

Station operating expenses:
Salaries, benefits and other operating costs	81,028	79,826	160,861	159,103
Amortization of program rights	15,830	14,650	31,922	29,589
Depreciation and amortization	13,136	10,476	24,096	20,921
Corporate, general and administrative expenses	4,884	4,394	9,758	8,239

Operating income	64,727	72,957	102,244	119,373

Interest expense, net	17,351	18,786	34,760	37,163
Dividends on redeemable convertible preferred securities (2)	3,750	3,750	7,500	7,500
Other income, net	—	299	—	299
Equity in income (loss) of affiliates (3)	370	(1,226)	234	(2,276)

Income before income taxes	43,996	49,494	60,218	72,733

Income taxes	16,718	18,715	22,883	27,639

Net income	27,278	30,779	37,335	45,094

Less preferred stock dividends (4)	297	355	615	711

Income applicable to common stockholders	$26,981	$30,424	$36,720	$44,383

Income per common share—basic	$0.29	$0.33	$0.40	$0.48

Number of common shares used in the calculation	92,554	92,099	92,495	91,985

Income per common share—diluted	$0.29	$0.33	$0.40	$0.48

Number of common shares used in the calculation	92,963	92,683	92,856	92,401

Supplemental Financial Data:

Program payments	$15,523	$14,496	$31,161	$29,158
Capital expenditures	$8,498	$7,244	$14,603	$13,115
Cash paid for income taxes, net of refunds	$1,636	$—	$11,971	$5,814
Long-term debt, net of cash			$875,430	$1,077,793
Common shares outstanding, net of treasury shares			92,590	92,202

See accompanying notes on the following pages.

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Hearst-Argyle Second Quarter 2003…9

Hearst-Argyle Television, Inc.

Notes to Condensed Consolidated Statements of Income

(1) Includes the results of the Company’s 24 television stations which were owned for the entire period presented and the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Represents dividends relating to the private placement of redeemable convertible preferred securities in the amount of $200 million by a consolidated subsidiary trust of the Company.

(3) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. (“IBS”) and (ii) NBC/Hearst-Argyle Syndication, LLC.

(4) Represents preferred stock dividends relating to the preferred stock issued in connection with the acquisition of KHBS/KHOG.

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Hearst-Argyle Television, Inc.

Non-GAAP Financial Measures

Operating cash flow and free cash flow are non-GAAP financial measures which the Company has included because management believes that such data are commonly used as a measure of performance among companies in the broadcast industry. These measures are also frequently used by investors, analysts, valuation firms and lenders, although their definitions may vary. Management uses the operating cash flow measure in analyzing the Company’s financial performance. Management uses the free cash flow measure in analyzing the Company’s liquidity. These non-GAAP financial measures should not be considered in isolation or as an alternative to operating income (a GAAP financial measure) as an indicator of the Company’s operating performance (see the Company’s consolidated statements of income), or to net cash provided by operating activities (a GAAP financial measure) as a measure of the Company’s liquidity (see the Company’s consolidated statements of cash flow). These measures are believed to be, but may not be comparable to, similarly titled measures used by other companies.

The following tables provide reconciliations between operating income (a GAAP financial measure) and operating cash flow and free cash flow (both non-GAAP financial measures) in each of the periods presented:

	December 31,
	2002	2001	2000	1999	1998
	(In thousands)

Operating income	$265,631	$115,443	$205,235	$175,884	$142,034
Add: Special charge	—	—	15,362	—	—
Add: Depreciation and amortization	43,566	129,420	125,207	108,039	36,420
Add: Amortization of program rights	60,821	57,676	58,460	60,009	42,344
Less: Program payments	(59,870)	(57,385)	(58,797)	(56,402)	(42,947)

Operating cash flow	$310,148	$245,154	$345,467	$287,530	$177,851

Less: Interest expense, net (1)	(70,490)	(96,660)	(111,762)	(103,692)	(37,139)
Less: Dividends	(16,377)	(1,922)	(1,422)	(1,422)	(1,422)
Less: Capital expenditures	(25,920)	(32,331)	(32,001)	(52,402)	(22,722)
Less: Cash paid for taxes, net of refunds	(18,404)	(5,015)	(30,535)	(36,155)	(4,222)

Free cash flow	$178,957	$109,226	$169,747	$93,859	$112,346

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)

Operating income	$64,727	$72,957	$102,244	$119,373
Add: Depreciation and amortization	13,136	10,476	24,096	20,921
Add: Amortization of program rights	15,830	14,650	31,922	29,589
Less: Program payments	(15,523)	(14,496)	(31,161)	(29,158)

Operating cash flow	$78,170	$83,587	$127,101	$140,725

Less: Interest expense, net (2)	(16,624)	(18,057)	(33,305)	(35,707)
Less: Dividends	(4,047)	(4,105)	(8,115)	(8,211)
Less: Capital expenditures	(8,498)	(7,244)	(14,603)	(13,115)
Less: Cash paid for taxes, net of refunds	(1,636)	—	(11,971)	(5,814)

Free cash flow	$47,365	$54,181	$59,107	$77,878

        (1)  Excludes the following non-cash items (i) amortization of deferred financing costs of $2,953, $2,938, $4,401, $3,200 and $2,416 in the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively; and (ii) gain (loss) on early retirement of debt of $873, $4,077, ($5,133) and ($17,274) in the years ended December 31, 2001, 2000, 1999, and 1998, respectively.

        (2)  Excludes non-cash amortization of deferred financing costs of $727 and $729 in the three months ended June 30, 2003 and 2002, respectively, and $1,455 and $1,456 in the six months ended June 30, 2003 and 2002, respectively.